Exhibit 9.2

** PRELIMINARY & TENTATIVE PLAN **

NOTE:  This deferred compensation plan is subject to further amendment pending additional Department of Treasury and IRS guidance under Code Section 409A.  Sauer-Danfoss, Inc. anticipates that certain provisions, including those relating to deferral and distribution elections, may be required to be changed when the plan is amended to comply with such subsequent guidance in 2006.

SAUER-DANFOSS INC.

409A DEFERRED COMPENSATION PLAN

FOR SELECTED EMPLOYEES

Article 1.  Establishment and Purpose

1.1                                 Establishment. Sauer-Danfoss Inc., a Delaware corporation (the “Company”), hereby establishes, effective as of January 1, 2005, a nonqualified deferred compensation plan for selected employees of the Company or of a member of a Related Group with the Company. Such plan shall be known as the “Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees” (the “Plan”).

1.2                                 Purpose.  The primary purpose of the Plan is to provide a select group of management or highly compensated employees of the Company with the opportunity to voluntarily defer all or a portion of their Compensation subject to the terms of the Plan and Code Section 409A.  By adopting the Plan, the Company desires to enhance the ability of the Company to attract and retain employees of outstanding competence.

Article 2.  Definitions

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)                                  “Board” or “Board of Directors” means the Board of Directors of the Company.

(b)                                 “Beneficiary” shall mean any legal or natural person designated by a Participant to receive any benefits payable under the Plan on account of the Participant’s death.  Each designation by a Participant shall be filed with the Company during the Participant’s lifetime on a form substantially in the form of the attached Exhibit “A” (“Beneficiary Designation Form”) and may include successive or contingent Beneficiaries.  A Participant, by filing a Beneficiary Designation Form with the Company during the Participant’s lifetime, may change a Beneficiary Designation at any time, and from time to time, without the consent of or notice to any person previously designated by the Participant.

(c)                                  “Change of Control” of the Company means, and shall be deemed to have occurred upon any of the following events:

(i)                                     Together with securities of the Company already held by such person, any person (other than those persons already in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding securities; provided, however, that a Change in Control shall not result from (a) Danfoss A/S, as defined below, acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or (b) the Murmann Group acquiring securities of the Company from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(ii)                            During any period of two (2) consecutive years (not including any period prior to the Effective Date), a majority of the individuals who at the beginning of such period constitute the Board are replaced during such period by individuals whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(iii)                               The consummation of a plan of complete liquidation of the Company; or

(iv)                              The sale or disposition of all or substantially all the Company’s assets (i.e., greater than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition; or

(v)                                 A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction.  A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

For purposes of subparagraph (i) of this paragraph (c), (A) Danfoss A/S shall be deemed to mean any one or more of Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

Notwithstanding anything to the contrary, this definition of Change in Control must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, as described in Article 3 herein.

(f)                                    “Company” means Sauer-Danfoss Inc., a Delaware corporation.

(g)                                 “Company Officer” means any executive officer of the Company, as defined by Regulation C, Rule 405 of the Securities Act of 1933 and as determined by the Company and its legal counsel from time to time.

(h)                                 “Compensation” means the total amount of base compensation and annual incentive plan bonus paid to an Employee by the Company for services rendered during a Plan Year.

(i)                                     “Deferral Period” means the time period beginning with the date a deferral election takes effect and ending with the date that a payment subject to the deferral election is scheduled to be made.  As provided in Section 5.2(b), the right to a series of installment payments is to be treated as a right to a series of separate payments with a corresponding Deferral Period ending on the date of each separately scheduled installment payment.

(j)                                     “Director” means a member of the Board of Directors of the Company on or following the Effective Date of the Plan.

(k)                                  “Disability” means a condition whereby a Participant:

(i)                                     is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)                                  is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(l)                                     “Earnings Credit Rate” means a quarterly interest rate, equal to ¼ of the sum of the annual yield on 10-year U.S. Treasury notes plus a credit risk spread over the 10-year Treasury note yield based on the then current credit rating of the Company.  The Earnings Credit Rate will be redetermined quarterly pursuant to the Plan.  For purposes of this definition, the yield on 10-year U.S. Treasury notes shall be such yield as published in the Wall Street Journal, or an equivalent yield if the Wall Street Journal published rates become unavailable.  For purposes of this definition, the credit risk spread over the 10-year Treasury note yield and the then current credit rating of the Company will be determined in advance of each quarter by the Company’s Treasurer, based on input from independent third parties including the Company’s relationship banks and/or independent credit rating agencies.

(m)                               “Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

(n)                                 “Employee” means any full-time, salaried employee of the Company or of a member of a Related Group with the Company.

(o)                                 “Executive Office” means the Executive Office of the Company, as the same shall from time to time exist.

(p)                                 “Participant” means any Employee who has participated in, and accrued a benefit under, the Plan.

(q)                                 “Plan” means the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees.

(r)                                    “Plan Year”, generally, means the twelve month period ending each December 31.  So long as the Company and its Related Group continue to pay their employees on a bi-weekly schedule, the beginning of a Plan Year will coincide with the beginning of the payroll period that is first paid after January 1st and the end of a Plan Year will coincide with the end of payroll period that falls latest in the following December.

(s)                                  “Related Group” shall mean a controlled group of corporations (as defined in Code §414(b)), trades or businesses (whether or not incorporated) which are under common control (as defined in Code §414(c)) or an affiliated service group (as defined in Code §14(m) or in Code §414(o)).

(t)                                    “Transition Year Deferrals” shall mean any Compensation which would have been earned and/or payable during calendar year 2005 but for an election made by the Participant in accordance with Code Section 409A (and any corresponding IRS or Department of Treasury guidance) to defer such Compensation under this Plan but which such deferral election has not been revoked pursuant to Section 5.4(b) of this Plan (including earnings credits attributable to such amounts per Article 6).

Article 3.  Administration

3.1                                 Administration of the Plan.  The Plan shall be administered by the Committee with respect to Company Officers and by the Executive Office with respect to Employees other than Company Officers.  Subject to the provisions set forth herein, the Committee and the Executive Office shall, for their respective constituencies, have full power to determine the terms and conditions of each Employee’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.

Subject to the terms of the Plan, the Committee and the Executive Office may, for their respective constituencies, delegate any or all of its authority granted under the Plan to a committee appointed by the Board or to an executive or executives of the Company.

3.2                                 Decisions Binding.  For their respective constituencies, all determinations and decisions of the Committee and the Executive Office as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive and binding on all parties.

3.3                                 Indemnification.  Each person who is or shall have been a member of the Committee or the Executive Office or who is or shall have been a delegate pursuant to Section 3.1 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party, or which such person may be involved by reason of any action taken or failure to act under the Plan unless such action or failure to act is the result of intentional misconduct.  The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by such person, whether or not such person has actually advanced such amount prior thereto.

Except with respect to intentional misconduct, the Company shall also indemnify each such person who is or shall have been a member of the Committee and the Executive Office against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4.  Eligibility and Participation

4.1                                 Eligibility.  Eligibility to participate in this Plan shall be limited to a select group of management or highly compensated Employees of the Company or of a member of a Related Group with the Company.  The Committee shall, in its discretion, select the Company Officers who are eligible to participate in the Plan.  The Executive Office shall, in its discretion, select the Employees, other than Company Officers, who are eligible to participate in the Plan.  The Company’s Vice President-Human Resources shall notify such selected Company Officers and Employees of their eligibility in writing.  Once granted, eligibility will continue on a year to year basis unless otherwise cancelled by the Committee, in the case of Company Officers or by the Executive Office, in the case of Employees other than Company Officers.   No Employee shall be allowed to vote in any matter affecting his or her eligibility or participation in this Plan. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder.

4.2                                 Participation.  When an Employee is first selected for eligibility to participate under the Plan by the Committee or the Executive Office, as the case may be, such Employee shall, as soon as practicable thereafter, be notified in writing by the Company’s Vice President-Human Resources of eligibility to participate.  At such time, the Company shall provide such Employee with an “Election to Defer Form” which shall be submitted by the Employee as provided in Section 5.1 hereof.

Unless otherwise determined by the Committee and the Executive Office, once notified of eligibility to participate, each eligible Employee shall be entitled to make deferrals with respect to each subsequent Plan Year by submitting an “Election to Defer Form” as provided in Section 5.1 hereof and as reflected in Exhibit B.  With respect to a Participant’s annual deferrals for a given Plan Year, the “Election to Defer Form” must be completed and returned no later than the last day of the Plan Year preceding the Plan Year for which the election is to be effective.  For example, an election for the 2005 Plan Year must be completed and returned no later than December 31st, 2004.

4.3                                 Partial Plan Year Participation.  In the event an Employee first becomes eligible to participate in the Plan after the beginning of a Plan Year, such Employee may complete an “Election to Defer Form” within thirty (30) days of being notified of eligibility to participate.  If filed within the applicable thirty (30) day window, such election shall be valid and applicable for the Plan Year then in progress; provided, however, such deferral election submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid “Election to Defer Form” is received by the Company from the Participant.

Article 5.  Deferral Contributions

5.1                                 Amount Which May Be Deferred by a Participant.  A Participant may elect to defer up to one hundred percent (100%) of Compensation in any Plan Year.  Participants shall make their elections to defer Compensation under the Plan prior to the beginning of each Plan Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate for a partial Plan Year, as applicable.  At the time a Participant makes a deferral election under this Section 5.1, the Participant must also make the timing-of-distribution election (specifically relating to a specified, fixed date for distribution) described in Section 5.2 and the form-of-distribution election described in Section 5.3.  In the event that a Participant does not make a timing-of-distribution election (specifically relating to a specified, fixed date for distribution) and/or a form-of-distribution election with respect to his or her initial deferral election under the Plan, such Participant shall be deemed to have initially elected to receive his or her deferred compensation in the form of a lump-sum on a date which is six (6) months following his or her date of termination of service (unless earlier acceleration due to death, Disability or a Change in Control).

5.2           Length of Deferral Period (i.e., Timing of Distributions).

(a)                                  General Rule.  Payment of a Participant’s deferred amounts shall commence as soon as practicable upon the earliest to occur of the following events:

(i)                                     the Participant’s death;

(ii)                                  the Participant’s Disability;

(iii)                               a six (6) month anniversary following a Change in Control of the Company;

(iv)                              the six (6) month anniversary following the Participant’s termination from service with the Company or a member of the Related Group; or

(v)                                 a specified, fixed date chosen by the Participant that is at least two years following the date on which the initial deferral election takes effect.

(b)                                 Subsequent Distribution Election.  A Participant may elect to extend a Deferral Period previously selected under subparagraph (v) of paragraph (a) above by filing an election form with the Company that specifies the later fixed date on which the relevant Deferral Period will expire.  This election to extend the relevant Deferral Period must be made at least one year before the expiration of the then designated and enforceable Deferral Period specified by the Participant under subparagraph (v) of paragraph (a) above.  This subsequent distribution election will not be effective until at least one year after the date on which the subsequent distribution election has been made.  Under the subsequent distribution election, any payment subsequently rescheduled to an extended specified, fixed date must occur at least five years from the date such payment is then scheduled to be made under the then designated and enforceable specified, fixed date election.

Example #1:  Participant elects to receive his 2006 deferred compensation on March 1, 2009 in a lump sum.  In February, 2008, Participant would like to make a subsequent distribution election to delay receipt of his 2006 deferred compensation.  Any such subsequent distribution election must be made no later than February 28, 2008 and the earliest revised fixed date for distribution shall be March 1, 2014.

Example #2:  Same facts as in Example #1, but Participant, in February, 2013, would like to make another subsequent distribution election to delay receipt of his 2006 deferred compensation.  Any such subsequent distribution election must be made no later than February 28, 2013 and the earliest revised fixed date for distribution shall be March 1, 2019.

A Participant may make multiple subsequent distribution elections under this paragraph (b) but any time requirements set forth herein must be separately satisfied with respect to each subsequent distribution election.  A Participant’s election to extend a specified, fixed date shall be substantially in the form of the attached Exhibit C (Election to Extend Deferral Period).

Notwithstanding the foregoing, subsequent distribution elections must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

5.3                                 Form of Payment.

(a)                                  Upon Death, Disability or a Change in Control.  In the event of a Participant’s death or Disability, or in the event of a Change in Control of the Company, payment of deferred compensation to a Participant shall be made in a single lump sum, in cash, in accordance with the timing rules set forth in Section 5.2 above.

(b)                                 Upon Termination of Service or a Specified, Fixed Date.  At the time a Participant makes a deferral election under Section 5.1, the Participant must elect the form in which the Participant’s entire account will be distributed if such distribution event occurs due to reason of the Participant’s termination of service or the Participant’s selection of specified, fixed distribution date.  The Participant must elect either:

(i)                                     A lump sum payment; or

(ii)                                  Annual installment payments over a period not longer than ten years.

For purposes of the Plan and Code Section 409A, the right to a series of installment payments is to be treated as a right to a series of separate payments.

(c)                                  Subsequent Form of Distribution Election.  A Participant may elect to change his or her form of distribution (i.e., from lump sum to installments or vice versa) by filing an election form with the Company that specifies the newly elected form of distribution.  This subsequent form of distribution election must be made at least one year before the expiration of the then designated and enforceable Deferral Period specified by the Participant under Section 5.2(a)(v) above.  This subsequent form of distribution election will not be effective until at least one year after the date on which the subsequent form of distribution election has been made.  Under the subsequent form of distribution election, any change in form of distribution (i.e., from lump sum to installments or vice versa) cannot accelerate any payment under the then designated and enforceable form of distribution and shall additionally require an automatic delay in the timing of distribution to five years from the date all such payments are then scheduled to be made under the then designated and enforceable form of distribution election.

Example #3:  Participant elects to receive his 2006 deferred compensation on March 1, 2009 in a lump sum.  In February, 2008, Participant would like to change his form of distribution to 10-year installments.  Any such subsequent form of distribution election must be made no later than February 28, 2008 and the earliest date on which the 10-year installment may commence is March 1, 2014.

Example #4:  Participant elects to receive his 2006 deferred compensation on March 1, 2009 in a 10-year installment.  In February, 2008, Participant would like to change his form of distribution to a lump sum.  Although each installment payment stands on its own for distribution purposes, the entire installment series is viewed as the complete form.  As such, a change from a 10-year installment to a lump sum cannot accelerate any payment under the current 10-year installment series.  Any such subsequent form of distribution election must be made no later than February 28, 2008 and the result is that earliest date on which the lump sum may be received is March 1, 2024 (i.e., five years after the last payment of the originally schedule 10-year installment, or March 1, 2019).

A Participant may make multiple subsequent form of distribution elections under this paragraph (c) but any time requirements set forth herein must be separately satisfied with respect to each subsequent form of distribution election.  A Participant’s election to change his or her form of distribution shall be substantially in the form of the attached Exhibit C (Election to Change the Form of Distribution).

Notwithstanding the foregoing, subsequent form of distribution elections must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

5.4                                 Non Revocation of Deferral.

(a)                                  General Rule.  After the beginning of a Plan Year, a Participant may not increase or decrease the amount of Compensation deferred for that Plan Year under Section 5.1 nor may the Participant revoke such deferral election for the Plan Year, except to the extent that such revocation would be allowable by the provisions of Section 5.5 below.

(b)                                 Transition Year Deferrals.  On September 29, 2005, the Department of Treasury issued proposed regulations under Code Section 409A that clarified that the Company could provide Participants in the Plan (which is subject to Code Section 409A) the ability to revoke any 2005 deferral election made by such Participant through December 31, 2005, at which time the Section 409A deferral revocation transition guidance will expire in accordance with the provisions of Q&A-20 of IRS Notice 2005-1.  As such, pursuant to the transition guidance offered under Q&A-20 of IRS Notice 2005-1, Participants are permitted under this paragraph (b) to revoke any portion or all of their 2005 deferral elections under this Plan, in a manner consistent with the new legislation.  Participants who choose to not revoke such deferral election shall have their Transition Year Deferrals governed under the terms of this Plan.  Notwithstanding anything to the contrary, any portion or all of a Participant’s 2005 deferral elections which are revoked shall be paid out as soon as administratively practicable following such revocation election (including any earnings credits attributable thereto).

5.5                                 Special Deferral Revocations and Special Distribution Provisions.

(a)                                  Unforeseeable Emergency. Notwithstanding Section 5.2, 5.3 and 5.4, for their respective constituencies, the Committee and the Executive Office shall have the authority to alter the timing or manner of payments of deferred amounts in the event that a Participant establishes, to the satisfaction of the Committee or the Executive Office, as appropriate, the occurrence of an unforeseeable emergency.    In such event, the Committee or the Executive Office, as appropriate, may, in its sole discretion:

(i)                                     Authorize the cessation of deferrals by such Participant under the Plan; and/or

(ii)                                  Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment.

For purposes of this paragraph (a), “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan.  Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the emergency distribution.  Examples of situations that are not considered to be severe financial hardships include the need to send a Participant’s child to college or the desire to purchase a home.

The severity of the financial hardship shall be judged by the Committee or the Executive Office, as appropriate.  The decision of the Committee or the Executive Office, as appropriate, with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Distribution on account of an unforeseeable emergency shall be made as soon as practicable following the date the distribution is approved by the Committee or the Executive Office, as appropriate.

(b)                                 Disability.  Notwithstanding Section 5.4, if a Participant incurs a Disability, the Committee or the Executive Office, as the case may be, may permit a Participant to revoke such deferral election to the extent the Committee or the Executive Office, as the case may be, determines such revocation is permissible under Code Section 409A.  If a deferral election is revoked in accordance with the preceding sentence, the Participant may not make a new deferral election until the next election period established for making deferrals for the next Plan Year.

5.6                                 No Default Deferral Elections.  Participants are required to file annual deferral elections.  If an Employee participates under the Plan for a given Plan Year, but does not file a timely election form for the next Plan Year, the Employee shall not be allowed to participate for such successive Plan Year.  Each Plan Year will require a distinct election to participate.

5.7                                 No Acceleration Of Benefits.   Notwithstanding any other terms in this Plan document, the Plan does not permit the acceleration of the time or schedule of any payment under the Plan, except as may be allowed by Treasury Regulations or any other Department of Treasury or IRS guidance issued under Code Section 409A.

Article 6.  Deferred Compensation Accounts

6.1                                 Participants’ Accounts.  The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, and earnings credited to the deferrals.  Each account shall be credited as soon as practicable after the date the amount deferred otherwise would have become due and payable to the Participant.  The establishment and maintenance of such accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.

6.2                                 Earnings Credited on Deferred Amounts.  In addition to deferred compensation amounts credited to the unfunded accounts described in Section 6.1, there shall be credited to each account, on the last day of each calendar quarter, an amount determined by multiplying the account balance on the first day of such calendar quarter by the Earnings Credit Rate, determined as of the first day of such calendar quarter. If there are changes to a Participant’s deferred compensation balance during a calendar quarter due to contributions or distributions, the earnings credited will be adjusted on a pro rata basis, using the Earnings Credit Rate as of the first day of such calendar quarter.

For information purposes only, the Company will, at least annually, issue a statement to each Participant reflecting the unfunded account balance relating to that Participant.  Any such statement to a Participant shall not in any way alter the Participant’s rights, duties or responsibilities as set forth in the Plan or the Participant’s elections relating to the Plan.

For purposes of Transition Year Deferrals that relate to service prior to December 31, 2004 and payable in 2005 (i.e. deferred 2004 annual incentive plan payments) the Earnings Credit Rate shall at all times be computed as quarterly interest rate, equal to ¼ of the sum of the annual yield on 10-year U.S. Treasury notes plus 300 basis points (3%).

6.3                                 Charges Against Accounts.  There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to the Participant’s Beneficiary.

Article 7.  Beneficiary Designation

Each Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan.  All designations shall be signed by the Participant, and shall be made on a “Beneficiary Designation Form”, substantially in the form of Exhibit A.  Each designation shall be effective as of the date delivered to the Company.

Participants may change their designations of Beneficiary by completing a new Beneficiary Designation Form.  The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant’s death.

In the event that all the Beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s Beneficiaries under the Plan shall be paid first to the Participant’s spouse, if any.  If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant’s surviving children in equal shares.  In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant’s estate.

In the event a Participant does not designate a Beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s Beneficiaries under the Plan shall be paid first to the Participant’s spouse, if any.  If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant’s surviving children in equal shares.  In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant’s estate.

Article 8.  Rights of Participants

8.1                                 Contractual Obligation.  The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ accounts when due.  Payment of account balances shall be made out of the general funds of the Company.

8.2                                 Unsecured Interest.  No Participant or party claiming an interest in deferred amounts or contributions of a Participant shall have any interest whatsoever in any specific asset of the Company.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

8.3                                 Service as an Employee.  Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate the Company or any other member of the Related Group to continue the employment of an Employee as an executive or in any other capacity.

Article 9.  Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time by action of the Committee, with respect to changes impacting Company Officers, and by the Executive Office, with respect to changes impacting Employees other than Company Officers. No such amendment or termination shall in any material manner adversely affect any Participant’s rights to deferred amounts (including earnings and appreciation thereon) without the consent of the Participant.

Article 10.  Miscellaneous

10.1                           Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail to the Vice President — Human Resources.  Such notice, if mailed, shall be addressed to the offices of the Company in Ames, Iowa.  Notice sent to a Participant by regular mail shall be at such address as is given in the records of the Company.  Notices shall be deemed given as of the date of delivery or, if delivery is made by regular mail, as of the date shown on the postmark.

10.2                           Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

10.3                           Nontransferability.  Participant’s rights to deferred amounts, contributions and earnings credited thereon under the Plan may not be sold, transferred, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

10.4                           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect any remaining parts of the Plan, and the Plan shall be construed and enforced as if illegal or invalid provision had not been included.

10.5                           Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

10.6                           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.7                           Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule.

Executed at Ames, Iowa, this 13th day of December, 2005

SAUER-DANFOSS INC.

By:	/s/ Ronald C. Hanson

EXHIBIT A

SAUER-DANFOSS INC.

409A DEFERRED COMPENSATION PLAN

FOR SELECTED EMPLOYEES

Beneficiary Designation Form

Pursuant to the provisions of the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees permitting the designation of a beneficiary or beneficiaries, I hereby designate the following person or persons as primary and secondary beneficiaries of all amounts payable pursuant to the Plan by reason of my death:

Primary Beneficiary * [include address and relationship]:

Secondary Beneficiary * [include address and relationship]:

I reserve the right to revoke or change any beneficiary designation.  I hereby revoke all prior designations (if any) of primary beneficiaries and secondary beneficiaries.

It is my understanding that the Company shall pay all sums payable under the Plan by reason of my death to the primary beneficiary, if he or she survives me, and if no primary beneficiary shall survive me, then to the secondary beneficiary, and if no named beneficiary survives me, then any benefit payable shall be paid in accordance with the terms of the Plan.

Date of this Designation	Signature of Participant

* If more than one person is designated as a primary or secondary beneficiary, any benefit will be paid to them in equal shares unless a different allocation is specifically indicated.

EXHIBIT B

SAUER-DANFOSS INC.

409A DEFERRED COMPENSATION PLAN

FOR SELECTED EMPLOYEES

Election to Defer Form

I,                                      , hereby irrevocably elect to defer receipt of a portion of my Compensation, according to the terms and provisions of the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees (the “Plan”), and in the manner and amount set forth below.

I understand that, subject to the terms and provisions of the Plan, I am entitled to defer up to one hundred percent (100%) of my Compensation, as defined in the Plan.

1.                                      Deferral Election 20______ Plan Year

I elect to defer receipt of a portion of my Compensation, as follows:

___% or $________ of my base compensation payable during the Plan Year.

___% or $________ of my annual incentive compensation award, which, by its terms, is earned during the Plan Year but payable following the end of the Plan Year.

2.                                      Payout Date

I understand that payment of amounts deferred by me pursuant to this Election to Defer Form shall commence upon the earliest to occur of the following events:

(i)                                     my death;

(ii)                                  my Disability;

(iii)                               the six (6) month anniversary following the date on which a Change in Control of the Company occurs;

(iv)                              the six (6) month anniversary following my termination from service with the Company or a member of the Related Group; or

(v)                                 ______, 20___ (which date must be a minimum of two years from the first day of the Plan Year to which this Election to Defer Form relates).

3.                                      Form of Payment of Deferred Amounts

I understand that in the event of my death or my Disability, or in the event of a Change in Control of the Company, payment of my deferred compensation shall be paid to my Beneficiary or to me, as the case may be, in a single lump sum, in cash, as soon as administratively practicable following my death or Disability, as the case may be.

I further understand that in accordance with this Election to Defer Form, I must elect the form in which my entire account will be distributed to me if my triggering distribution event occurs due to reason of my termination of service or my selection of the above specified distribution date.  If a distribution is made to me either on my chosen distribution date or following my termination of service, I elect that payments due to me be made in the form of:

(i)                                     ☐                                    Lump sum; or

(ii)                                  ☐                                    Annual installments over a period of        years (specify number of years, not to exceed ten [10]).

I further understand that:

1.                                       Compensation deferred under the Plan shall be credited with earnings as set forth in the Plan.

2.                                       Amounts deferred pursuant to this Election to Defer Form along with credited earnings pursuant to the Plan shall be reflected in an unfunded account established for me by the Company.

3.                                       Payment of the Company’s obligation will be from general funds and no special assets will have been or will be set aside as security for this obligation.

4.                                       My rights and interests under the Plan, including amounts payable, may not be assigned, pledged or transferred other than to the designated beneficiary upon my death.

5.                                       I shall be responsible for any taxes due as compensation deferred under this Plan is received by me.

6.                                       The Company shall have the right to deduct from all payments any Federal, state or local tax required by law to be withheld.

The Plan is incorporated into and made a part of this Election to Defer Form as though set forth in full herein.  The parties shall be bound by, and shall have the benefit of, each and every provision of the Plan.  In the event there is any inconsistency between the terms of the Plan and the terms of this Election to Defer Form, the terms of the Plan shall prevail.

By executing this Election to Defer Form, I acknowledge receipt of a copy of the Plan, and I confirm my understanding and acceptance of all the terms and provisions of the Plan.

Name	Social Security Number

Signature	Date

EXHIBIT C

SAUER-DANFOSS INC.

409A DEFERRED COMPENSATION PLAN

FOR SELECTED EMPLOYEES

NOTE:  Once an account balance for a given Plan Year is in pay status, you may no longer make a subsequent distribution election relating to such Plan Year.

Subsequent Distribution Election

I, __________________, hereby elect to extend the Deferral Period with respect my account balance for the 20___ Plan Year under the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees (the “Plan”).  My account balance would currently be payable as of _______________, 20___ (must be at least 12 months after the date of this Subsequent Distribution Election).  In lieu of any payment on such date, I elect to defer payment of my:

☐                                                            Lump sum account balance for the 20____Plan Year, for an additional ___________ years (specify a number of years greater than or equal to five ).  The lump sum form of payment originally requested with respect to my account balance for the 20      Plan Year will, otherwise, remain unchanged.

☐                                                            Installment payment account balance for the 20____ Plan Year, where each installment payments is to be treated as a right to separate payment [choose one only}:

☐                                                            with each installment payment being deferred for an additional _________ years (specify a number of years greater than or equal to five ).  The installment form of payment originally requested with respect to my account balance for the 20___ Plan Year will, otherwise, remain unchanged; or

☐                                                            with each of the following installment payments [circle those which apply:  first, second, third, fourth, fifth, sixth, seventh, eighth and ninth) being deferred for an additional            years (specify a number of years greater than or equal to five ) and the remaining installment payments commencing on their originally schedule commencement date.  The installment form of payment originally requested with respect to my account balance for the 20____ Plan Year will, otherwise, remain unchanged.

I understand that:

1.                                       I shall be responsible for any taxes due as Compensation deferred under the Plan is received by me.

2.                                       The Company shall have the right to deduct from all payments any Federal, state or local tax required by law to be withheld.

The Plan is incorporated into and made a part of this Subsequent Distribution Election as though set forth in full herein.  The parties shall be bound by, and shall have the benefit of, each and every provision of the Plan.  In the event there is any inconsistency between the terms of the Plan and the terms of this Subsequent Distribution Election, the terms of the Plan shall prevail.

By executing this Subsequent Distribution Election, I acknowledge receipt of a copy of the Plan, and I confirm my understanding and acceptance of all the terms and provisions of the Plan.  I further confirm that I am not currently in pay status with respect to my 20___ Plan Year account balance.

Name	Social Security Number

Signature	Date

EXHIBIT C

SAUER-DANFOSS INC.

409A DEFERRED COMPENSATION PLAN

FOR SELECTED EMPLOYEES

NOTE:  Once an account balance for a given Plan Year is in pay status, you may no longer make a subsequent form of distribution election relating to such Plan Year.

Subsequent Form of Distribution Election

I, _________________, hereby elect to revise my form of distribution election with respect my account balance for the 20____ Plan Year under the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees (the “Plan”).  The account balance would currently be payable as of __________, 20____ (must be at least 12 months after the date of this election to extend).  In lieu of any payment on such date in the form of [circle the one that applies: a lump sum,            year annual installments], I elect to revise my form of distribution to:

☐                                                            a lump sum payment on ______________, 20____ (such date must be a minimum of five from the currently last scheduled installment payment commencement date).

☐                                                            (not to exceed ten) year installment payments to commence on_____________, 20___ (such date must be a minimum of five from the currently scheduled lump sum distribution date).

I understand that in the event my service terminates by reason of death or Disability, regardless of any prior form of distribution election made by me, payment of the entire balance of amounts deferred under the Plan shall be made to me or to my designated Beneficiary(ies) in a lump sum as soon as administratively practicable following such event.  In the event a Change in Control occurs, payment of my entire balance under the Plan shall be made to me in a lump sum six months after such Change in Control.

I understand that:

1.                                       I shall be responsible for any taxes due as Compensation deferred under the Plan is received by me.

2.                                       The Company shall have the right to deduct from all payments any Federal, state or local tax required by law to be withheld.

The Plan is incorporated into and made a part of this Subsequent Form of Distribution Election as though set forth in full herein.  The parties shall be bound by, and shall have the benefit of, each and every provision of the Plan.  In the event there is any inconsistency between the terms of the Plan and the terms of this Subsequent Form of Distribution Election, the terms of the Plan shall prevail.

By executing this Subsequent Form of Distribution Election, I acknowledge receipt of a copy of the Plan, and I confirm my understanding and acceptance of all the terms and provisions of the Plan.  I further confirm that I am not currently in pay status with respect to my 20___ Plan Year account balance.

Name	Social Security Number

Signature	Date